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Exhibit 99



          ViroPharma Announces the Sale of Common Stock to American
                 Home Products As Part of Hepatitis C Alliance


Exton, PA, October 6, 2000, 2000 -- ViroPharma Incorporated (Nasdaq: VPHM) and American Home Products Corporation (NYSE: AHP), through its Wyeth-Ayerst Laboratories division, today announced that ViroPharma has sold to American Home Products Corporation 96,059 shares of ViroPharma's common stock for $3,000,000 as a result of progress made under the companies' hepatitis C virus collaboration. The price per share for the stock was based on a premium to a trailing average price.

In December 1999, ViroPharma and Wyeth-Ayerst entered into an alliance to develop and commercialize ViroPharma's lead small molecule antiviral drug candidates for hepatitis C virus (HCV) and to discover, develop and commercialize additional novel inhibitors of HCV. In this transaction, American Home Products agreed to purchase shares of ViroPharma's common stock at the time of completion of certain product development stages.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The Company is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, pleconaril, is in late stage clinical development for treatment of picornavirus diseases, including VRI.

Wyeth-Ayerst Laboratories, a division of American Home Products Corporation, is a major research-oriented pharmaceutical company with leading products in the areas of women's health care, cardiovascular and metabolic disease therapies, central nervous system drugs, anti-inflammatory agents, anti-infectives, vaccines, and generic pharmaceuticals. American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products, animal health care and medical devices.

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